Exhibit 3.2

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED CHARTER

OF

CORNERSTONE BANCSHARES, INC.

In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, Cornerstone Bancshares, Inc., the undersigned corporation, does hereby adopt the following Articles of Amendment (these “Articles of Amendment”) to its Amended and Restated Charter, as amended (the “Charter”):

1.          The name of the corporation is: Cornerstone Bancshares, Inc.

2.          The Charter is amended by adding the following sentence to the end of the first paragraph of Section 2:

Upon the Effective Time (as defined below) of these Articles of Amendment, without regard to any other provision of the Charter, each four (4) shares of Common Stock of the corporation issued and outstanding immediately prior to the Effective Time shall be and are hereby automatically reclassified and changed (without any further act) into one (1) fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of any fractional share interests. The corporation will not issue fractional shares. Rather, after aggregating and taking into account all shares of Common Stock represented by Old Certificates, the number of shares of Common Stock issuable to each stockholder will be rounded up to the nearest whole number if, as a result of the Reverse Stock Split, the number of shares issuable to any stockholder would not be a whole number (i.e., both 9.1 and 9.9 would round to 10.0).

3.          Except as amended by these Articles of Amendment, the Charter shall remain in full force and effect.

4.          The foregoing amendment to the Charter was duly adopted by the board of directors of the corporation on April 9, 2015 and by the shareholders on June 17, 2015.

5.          These Articles of Amendment will be effective upon the filing of these Articles of Amendment with the Secretary of State of the State of Tennessee.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by its duly authorized officer this 31st day of August, 2015.

CORNERSTONE BANCSHARES, INC.

By:	/s/ Nathaniel F. Hughes
Name:	Nathaniel F. Hughes
Title:	President and Chief Executive Officer

[Signature Page to Charter Amendment (Reverse Stock Split)]